EX-34.2
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KPMG LLP
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Los Angeles, CA 90071-1568


Independent Accountants' Report

The Board of Directors
Countrywide Financial Corporation:

We have examined management's assertion, included in the accompanying management assertion, that Countrywide Financial Corporation and subsidiaries, including its wholly owned subsidiary, Countrywide Home Loans, Inc. (CHL), and Countrywide Home Loans Servicing, L.P., a wholly owned subsidiary of CHL, (collectively, the Company) complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP), for residential mortgage-backed securities (securities collateralized by residential mortgage loans, including prime, alternative loan products, subprime, HELOC, and closed seconds) publicly issued prior to January 1, 2006, publicly issued transactions issued by any government sponsored entity, all nonpublicly issued transactions, and loans held in portfolio at Countrywide Bank, FSB for which the Company provides servicing functions as of and for the year ended December 31, 2007. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the minimum servicing standards specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

In our opinion, management's assertion that Countrywide Financial Corporation and subsidiaries, including its wholly owned subsidiary, Countrywide Home Loans, Inc. (CHL), and Countrywide Home Loans Servicing L.P., a wholly owned subsidiary of CHL, complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2007 is fairly stated, in all material respects.


/s/ KMPG

February 28, 2008




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